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                                                                   Exhibit 12.01

Exhibit 12.01 - Statement Re: Computation of Earnings to Fixed Charges

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
                                                                                                          Three months ended
                                                               Year Ended December 31,                          March 31,
                                                ----------------------------------------------------      --------------------
                                                1995        1996        1997       1998         1999      1999            2000
                                                ----        ----        ----       ----         ----      ----            ----
                                                                        (In thousands)

Fixed charges:

   Interest expense, including amortization
      of debt expense                         $    38      $   107     $    699    $ 17,746   $  49,035   $  8,353      $ 41,504

   Assumed interest element included
     in rent expense                               17           50          353       1,111       3,796        537         1,684
                                              -------      -------     --------    --------   ---------   --------      --------

    Total fixed charges                       $    55      $   157     $  1,052    $ 18,857   $  52,831   $  8,890      $ 43,188

Earnings (loss):

    Net income (loss)                         $(1,311)     $(4,133)    $(25,298)   $(67,316)  $(130,323)  $(23,232)     $(58,350)

   Fixed charges per above                         55          157        1,052      18,857      52,831      8,890        43,188
                                              -------      -------     --------    --------   ---------   --------      --------

    Total earnings (loss)                     $(1,256)     $(3,976)   $(24,246)    $(48,459)  $ (77,492)  $(14,342)     $(15,162)

Ratio of earnings to fixed charges                  -            -           -            -           -          -             -
                                              =======      =======     ========    ========   =========   ========      ========

Deficiency of earnings available to cover
    fixed charges                             $(1,311)     $(4,133)    $(25,298)   $(67,316)  $(130,323)  $(23,232)     $(58,350)
                                              =======      =======     ========    ========   =========   ========      ========
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